Matthew P. Dubofsky

+1 720 566 4244

mdubofsky@cooley.com

Exhibit 5.1

December 27, 2017

Mattersight Corporation

200 W. Madison Street

Suite 3100

Chicago, IL 60606

Ladies and Gentlemen:

We have acted as counsel to Mattersight Corporation, a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 250,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), pursuant to an amendment to the Company’s 1999 Employee Stock Purchase Plan (the “1999 ESPP”) approved by stockholders in May 2017.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the 1999 ESPP, (c) the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and (d) such other records, documents, certificates, memoranda, and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 1999 ESPP, the Registration Statement, and related prospectuses, will be validly issued, fully paid, and nonassessable.

Cooley LLP   380 Interlocken Crescent   Suite 900   Broomfield, CO   80021-8023
t: (720) 566-4000  f: (720) 566-4099  cooley.com

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:   /s/ Matthew P. Dubofsky

Matthew P. Dubofsky